Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Don Gayhardt, Roger Dean and Vin Thomas, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Executed as of the dates set forth below.

/s/ Doug Rippel	/s/ Chad Faulkner
Doug Rippel	Chad Faulkner
April 16, 2019	April 16, 2019

/s/ Andrew Frawley	/s/ David Kirchheimer
Andrew Frawley	David Kirchheimer
April 16, 2019	April 16, 2019

/s/ Chris Masto	/s/ Mike McKnight
Chris Masto	Mike McKnight
April 16, 2019	April 16, 2019

/s/ Dale Williams	/s/ Karen Winterhof
Dale Williams	Karen Winterhof
April 16, 2019	April 16, 2019